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                  [GOODSILL ANDERSON QUINN & STIFEL LETTERHEAD]




                                  July 9, 1996



Dole Food Company, Inc.
31355 Oak Crest Drive
Westlake Village, CA 91360

     Re:  Registration Statement -- Sale of
          Shares held by David H. Murdock,
          as Trustee for the David H. Murdock
          Living Trust, dated May 28, 1986
          -----------------------------------

Ladies and Gentlemen:

          This opinion is rendered in connection with the filing by Dole Food Company, Inc., a Hawaii corporation (the "Company") of a Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933, as amended, covering the number of shares of Common Stock, without par value of the Company registered by the Registration Statement held by David H. Murdock as Trustee for the David H. Murdock Living Trust dated May 28, 1986 (the "Trustee") which are to be sold by the Trustee (the "Shares").

          We have examined such appropriate records of the Company and other documents as we have deemed pertinent as a basis for this opinion.

          Based upon such examination and upon such matters of fact and law as we have deemed relevant, we are of the opinion that the Shares have been authorized by all necessary corporate action on the part of the Company and the Shares are validly issued, fully paid and nonassessable.

          We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement and to the reference to our firm in the Prospectus which is a part of the Registration Statement under the caption Validity of Shares.

                    Very truly yours,

                    /s/ Goodsill Anderson Quinn & Stifel
                    Goodsill Anderson Quinn & Stifel